[LOGO OF JOHN HANCOCK] John Hancock Life Insurance Company (U.S.A.)
                       A Stock Company

                             SUPPLEMENTARY BENEFIT
                       EXTENDED NO-LAPSE GUARANTEE RIDER

This rider is part of the policy to which it is attached in consideration of the application and charges for this rider. It takes effect at the same time as your policy. Except where the rider provides otherwise, it is subject to all the provisions of your policy. While this rider is in effect, we reserve the right to restrict availability of certain Investment Accounts, in which case no transfers or payments may be allocated to such restricted Investment Accounts.

BENEFIT PERIOD

This benefit applies to your policy from the effective date of this rider until the end of it's duration as shown in the Policy Specifications section for this rider.

BENEFIT COST

The monthly cost for this benefit is shown in the Policy Specifications section for this rider.

BENEFIT

This benefit extends the No-Lapse Guarantee Period provided by your policy for the Base Face Amount. The applicable Extended No-Lapse Guarantee Period, Early Funding Extended No-Lapse Guarantee Premium, and Extended No-Lapse Guarantee Premium are shown in the Policy Specifications section for this rider. Provided this benefit is in effect, we guarantee that during the Extended No-Lapse Guarantee Period your policy will not go into default if the policy satisfies either of the Extended Cumulative Premium Tests described below.

Extended Cumulative Premium Test

This test will be performed on any Processing Date during the Extended No-Lapse Guarantee Period that your policy would otherwise be in default in the absence of this rider. Your policy will satisfy this test if the sum of the premiums received, less any Policy Debt, and less any withdrawals, taken on or before the date of any test is equal to or greater than the sum of the monthly Extended No-Lapse Guarantee Premiums due from the Policy Date to the date of this test. This test will exclude any period during which the Life Insured was totally disabled if the Total Disability Waiver Of Monthly Deductions Rider Supplementary Benefit is included in the policy. The Extended No-Lapse Guarantee Premium is shown as an annualized amount in the Policy Specifications section for this rider. The monthly Extended No-Lapse Guarantee Premium is one twelfth of this annualized amount.

Early Funding Extended Cumulative Premium Test

On the next Processing Date following the end of Policy Year 10 a test will be performed and satisfied if the sum of premiums received to the end of that Policy Year, less any Policy Debt and less any withdrawals, is equal to or greater than the Early Funding Extended No-Lapse Guarantee Premium. If, during the Extended No-Lapse Guarantee Period, the sum of premiums received, less any Policy Debt and less any withdrawals, continues to equal or exceed the Early Funding Extended No-Lapse Guarantee Premium your policy will not go into default during the Extended No-Lapse Guarantee Period.

The Early Funding Extended Cumulative Premium Test will cease to apply if either of the following occurs:

.. The Early Funding Extended Cumulative Premium Test is not satisfied at the end of Policy Year 10.

.. We approve a written request you make any time after Policy Year 1 for an increase in the Base Face Amount or in any Supplemental Face Amount.

POLICY CHANGES

The Extended No-Lapse Guarantee Premium and/or the Early Funding Extended No-Lapse Guarantee Premium may be changed if any of the following changes occur under your policy:

     (a) the addition, termination, or change of a Supplementary Benefit rider;

     (b) a change of Death Benefit Option;

     (c) a decrease in the Base Face Amount or in any Supplemental Face Amount;

     (d) an increase in the Base Face Amount or in any Supplemental Face Amount (however, upon our approval of a requested increase, the Early Funding Extended Cumulative Premium Test will no longer apply, as described above); or

     (e) a change in the Life Insured's Risk Classification.

We will inform you of any change to the Extended No-Lapse Guarantee Premium and/or Early Funding Extended No-Lapse Guarantee Premium resulting from any of the above changes. Such changed premium or premiums will be effective from the date of the change. However, for the purpose of performing the Extended Cumulative Premium Test applicable during the Extended No-Lapse Guarantee Period, we will use the Extended No-Lapse Guarantee Premiums in effect as of the Policy Date up to the date of the change, including any revised premiums in effect as of the date of a prior change.

GRACE PERIOD

The Grace Period provision of the policy applies to this rider as well. However, while this rider is in effect, if the policy is in the Extended No-Lapse Guarantee Period, and either of the Extended Cumulative Premium Tests have been satisfied, then the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will be subject to termination. The amount required to maintain any Supplemental Face Amount and any applicable Supplementary Benefit riders is equal to the Default Payment specified in the Grace Period provision of the policy. If a payment at least equal to the Default Payment is not received by the end of the Grace Period, then any Supplemental Face Amount, and any Supplementary Benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

Failure to Meet the Extended Cumulative Premium Tests

If the policy is in the Extended No-Lapse Guarantee Period, and neither of the Extended Cumulative Premium Tests have been satisfied, then the Base Face Amount, any Supplemental Face Amount, and any Supplementary Benefit riders will go into default, as described in the Grace Period provision of the policy. The Grace Period Duration and Default Payment provisions described in the policy will apply. In lieu of the Default Payment, however, you may pay the shortfall necessary to satisfy whichever of the above Extended Cumulative Premium Tests is applicable, in which case the Base Face Amount will remain in effect, but any Supplemental Face Amount and any Supplementary Benefit riders (unless otherwise stated therein) will terminate as of the end of the Grace Period.

The shortfall is the lesser of the amount required to satisfy the Extended Cumulative Premium Test as of the date of default, plus the Extended No-Lapse Guarantee Premium for the next 3 Policy Months or the amount required to satisfy the Early Funding Extended Cumulative Premium Test, provided the policy met the requirements for this test at the end of Policy Year 10 and the test has not ceased to apply.

TERMINATION

This rider terminates at the earliest of:

     (a) the end of the Extended No-Lapse Guarantee Period shown in the Policy Specifications section for this rider;

     (b) the end of the Grace Period for which you have not paid the amount necessary to bring this benefit out of default;

     (c) the date your policy terminates;

     (d) the date we receive your written request for termination of this rider. This rider cannot be reinstated after it terminates.

                                                  Signed for the Company by:

                                                        John DesPrez III
                                                            SPECIMEN

1. POLICY SPECIFICATIONS (continued) - Policy [12 345 678]

                           SUPPLEMENTARY BENEFITS

                         Benefit   Extended No-Lapse Guarantee Rider

                    Life Insured   [John J. Doe]

           Age at Effective Date   [35]

                  Effective Date   [January 1, 2007]

     Extended No-Lapse Guarantee
                          Period Next [66] Policy Years following the No-Lapse Guarantee Period applicable to the Base Face Amount, [until Life Insured's attained age 121]

     Extended No-Lapse Guarantee
                         Premium   $[3,500.00]

 Early Funding Extended No-Lapse
               Guarantee Premium   $[78,728.19.00]

            Monthly Benefit Cost   $[15.00]

                             Sex   [male]

             Risk Classification   [non-smoker, standard class]

              Additional Ratings   [not applicable]